Exhibit 5.1

Simpson Thacher & Bartlett llp
425 lexington avenue new york, ny 10017-3954
telephone: +1-212-455-2000 facsimile: +1-212-455-2502
Direct Dial Number	E-mail Address

February 2, 2021

KKR & Co. Inc.
30 Hudson Yards, Suite 7400
New York, NY 10001

Ladies and Gentlemen:

We have acted as counsel to KKR & Co. Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (File No. 333-228333) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the sale from time to time of shares of common stock, par value $0.01 per share (the “Common Stock”), of the Company by the Company or by selling stockholders. This opinion relates to the sale from time to time by the selling stockholders referred to in the Prospectus (as defined below) (the “Selling Stockholders”) of an aggregate of 964,871 shares of Common Stock (the “Shares”), which Shares were issued to the Selling Stockholders pursuant to transactions contemplated by the merger agreement, dated July 7, 2020 (the “Merger Agreement”), by and among Global Atlantic Financial Group Limited, a Bermuda exempted company, Global Atlantic Financial Life Limited, a Bermuda exempted company, Magnolia Merger Sub Limited, a Bermuda exempted company, Magnolia Parent LLC, a Bermuda exempted limited liability company, and for certain limited purposes specified thereunder, LAMC LP, a Cayman Islands exempted limited partnership, and Goldman Sachs & Co. LLC, as Equity Representative thereunder.

We have examined the Registration Statement; the prospectus, dated November 9, 2018 (the “Base Prospectus”), as supplemented by the prospectus supplement dated February 2, 2021 relating to the Shares (together with the Base Prospectus, the “Prospectus”), filed by the Company pursuant to Rule 424(b) of the rules and regulations of the Commission under the Securities Act; and the Merger Agreement. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares have been validly issued and are fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the law of the State of New York and the Delaware General Corporation Law.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Current Report on Form 8-K filed by the Company with the Commission on February 2, 2021 and to the use of our name under the caption “Legal Matters” in the Prospectus.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP
SIMPSON THACHER & BARTLETT LLP

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